Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 15, 2023, with respect to the combined financial statements of Lew Thompson & Son Trucking, Inc., Lew Thompson & Son Dedicated, Inc., Josh Thompson Trucking, Inc., Lew Thompson & Son Dedicated Leasing, Inc., and Lew Thompson & Son Leasing, Inc. as of and for the year ended December 31, 2022 and the notes thereto, which report appears in this Form 8-K/A of Covenant Logistics Group, Inc. We consent to the incorporation by reference of said report in the Registration Statements of Covenant Logistics Group, Inc. on Forms S-8 (File No. 333-2654, File No. 033-88686, File No. 333-37356, File No. 333-134939, File No. 333-174582, File No. 333-189060, File No. 333-231390 and File No. 333-239724) and Form S-3 (File No. 333-266826).

/s/ Grant Thornton LLP

Charlotte, North Carolina
November 15, 2023

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